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                                   EXHIBIT 14

                          FIRST MCMINNVILLE CORPORATION
                                 CODE OF ETHICS
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                                 CODE OF ETHICS
                                       OF
                          FIRST MCMINNVILLE CORPORATION

             FIRST MCMINNVILLE CORPORATION has adopted this Code of Ethics in response to changes in the laws, rules, and regulations governing its activities as a public company within the meaning of federal securities laws. In addition, public companies like First McMinnville Corporation have found it appropriate to adopt codes of ethics and standards of conduct to provide guidance to directors and employees, and to state objectively the Company's high ethical standards of conduct. This Code of Ethics applies to the board of directors, to the chief executive officer, to the chief operating officer, to the chief financial officer, to all employees discharging these functions, and to all other employees. The Company continues to expect that all directors, employees and other representatives of First McMinnville Corporation will comply with and demonstrate the highest characteristics of integrity, professionalism, and commitment to service. To do less is to miss the mark of excellence that the Company wants to foster among its directors and employees and to deliver to its Customers and Communities.

    STANDARDS OF SERVICE

             By your signature below, you agree that:

    1. You will engage in honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

    2. You will make diligent efforts to make full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, its regulators, internal and external auditors, and the public, as well as in other public or private communications made by the Company.

    3. You will avoid conflicts of interest and, to the best of your ability, advise your supervisor of any likely conflicts of interest that you reasonably should expect to experience. The CEO's supervisor shall be the Board of Directors.

    4. You will comply with applicable governmental laws, rules and regulations.

    5. You will make diligent efforts to protect the confidentiality of non-public information about First McMinnville Corporation and its business, and the Company's Customers and their private and other business. You agree that our guiding principle is this: WHAT YOU SEE, WHAT YOU HEAR, WHEN YOU LEAVE, LEAVE IT HERE.

    6. You will make diligent efforts to prevent others from secretly, unlawfully, or by deception obtaining non-public information in the Company's possession.


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    7.       You will use your position with the Company solely to advance the interests of the Company and, in so doing, to further the Company's commitment and service to its Customers and Communities.

    8. You will make diligent efforts to treat others as you would expect and want to be treated.

    9. You will recognize that this Code of Ethics is intended to encourage good conduct as well as to deter wrongdoing.


    STANDARDS OF ACCOUNTABILITY

             By your signature below, you acknowledge and agree that:

    1. You are prohibited from taking any action, or omitting to take any action, to fraudulently influence, coerce, manipulate, or mislead anyone related to the Company's business, including the auditors and examiners of the Company.

    2. You are prohibited from taking or permitting any conduct (act or omission) that would render or could be expected to render the financial records and/or the financial statements of First McMinnville Corporation misleading.

    3. You are prohibited from trading upon or disclosing material non-public information.

    4. You are accountable for fulfilling your obligations under this Code of Ethics everyday. Failure to comply with this Code of Ethics and to fulfill your obligations can be expected to lead to disciplinary action up to and including termination and, in some cases, legal action.

    5. You are required to raise any question that you may have about this Code of Ethics from time to time with your immediate supervisor.

    6. You are required to promptly report violations of this Code of Ethics, or conduct that you believe in good faith to be a violation or potential violation of this Code of Ethics, to your immediate supervisor or, if that is the person (or one of the persons) whom you believe to be in violation, you may always report to the CEO or to any member of the Company's Board of Directors if you believe that a report to the CEO would be insufficient. You also have the right to report any such violation or suspected violation anonymously in accordance with the Company's "Whistle Blower" Policy.

    7. You acknowledge and agree that no provision of this Code of Ethics may be waived or amended except (1) in writing (2) by the CEO. The CEO shall obtain waivers, if any, in writing from the Board of Directors. Any such waiver or amendment will be publicly disclosed as required by applicable law or, if not so required, as determined by the Board of Directors.




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             WHISTLE BLOWER POLICY OF FIRST MCMINNVILLE CORPORATION

    In compliance with the Sarbanes-Oxley Act of 2002, First McMinnville Corporation, has determined to establish this procedure for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, and auditing matters, and for the confidential, anonymous submission by directors or employees of the Company of concerns regarding questionable accounting or auditing matters.

    It is the policy of the Company that all directors and employees have a responsibility to report any conduct they believe in good faith* to be fraudulent, dishonest, and/or inconsistent with the best interests of the Company. An employee should report his or her concerns immediately to a supervisor or manager. A director should report his or her concerns to the Audit Committee, to the CEO, or to the Chairman of the Company. If for any reason an employee finds it difficult to report his or her concern to a manager or supervisor, or believes that such a report would be ineffective, the employee can report it directly to the CEO or to the Chair of the Audit Committee, and/or to any member of the Audit Committee. Managers or supervisors are required to report suspected fraudulent, dishonest, or questionable conduct to the CEO or to the Chair of the Audit Committee.

    [*Important Note: Every complaint shall be presumed to have been made in good faith unless facts and circumstances clearly demonstrate that such complaint was not so made.]

    In the event that the employee believes in good faith that the Chair of the Audit Committee and/or CEO is not responding appropriately by investigating any complaint, then such employee is authorized to contact any member of the Board of Directors.

    The Company will investigate any possible or alleged fraudulent, dishonest or questionable conduct regarding questionable accounting or auditing matters. Anyone found to have engaged in fraudulent or dishonest conduct is subject to disciplinary action up to and including termination and civil or criminal prosecution when warranted.

    The Company prohibits retaliation or discrimination against anyone who, in good faith, makes a complaint or who is involved in the investigation of such a complaint. All complaints will be treated seriously and promptly investigated. The Company shall defend the rights of any employee who, in good faith, raises a concern or makes a complaint in accordance with the terms of this policy.

    Complaints can be submitted to the Chair of the Audit Committee or the CEO, by addressing either of them at First McMinnville Corporation, 200 East Main Sweet, McMinnville, Tennessee 37110. The envelope should be marked "PROFESSIONAL AND CONFIDENTIAL." Such good faith complaints shall not he identified as originating with any person(s) in any report made to the Audit Committee, Board of Directors, or otherwise.


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    This Code of Ethics has been adopted by the Board of Directors of First
    McMinnville Corporation, to be effective on March 1, 2004. It shall apply to the Company and to all of the Company's affiliates and subsidiaries including, without limitation, The First National Bank of McMinnville. Reference to the "Company" in this Code of Ethics means and includes The First National Bank of McMinnville and all other affiliates and subsidiaries.

                                 ACKNOWLEDGMENT

                I hereby acknowledge that I have received, read, and carefully considered First McMinnville Corporation's Code of Ethics and Whistle Blower Policy and I represent to the Company that I am in compliance with the Code of Ethics except for any written disclosures that I have attached to this signed copy. ANY DISCLOSURES MUST BE SIGNED BELOW BY THE CEO TO BE EFFECTIVE.

                I agree to update this information as necessary. By signing below, I promise to comply with the provisions of the Code of Ethics throughout the duration of my service as a director and/or my term of employment. If I have signed a Related Interest Statement (or comparable statement) that I have provided to the Company or any affiliate\ of the Company, then that Statement shall be deemed to be a part of this Acknowledgment.

                                              SIGNATURE OF DIRECTOR OR EMPLOYEE:

                                              __________________________________


       Date of Signing: _______________________

       Printed or Typed Name of Director or Employee: __________________________

       Indicate if the Bank is receiving disclosures at this time:
                                                                 [ ] YES  [ ] NO

       Signature of CEO if "YES" block is checked: _________________________